As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation or organization)

58-1550675

(I.R.S. Employer

Identification No.)

One Riverside

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327-3057

(Address, including zip code, of registrant’s principal executive offices)

Post Properties, Inc. 401(k) Plan

(Full title of plan)

David P. Stockert

President and Chief Executive Officer

Post Properties, Inc.

One Riverside

4401 Northside Parkway, Suite 800

Atlanta, Georgia 30327-3057

(Name and address of agent for service)

(404) 846-5000

(Telephone number, including area code, of agent for service)

Copies to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309-3521

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	300,000 shares (2)	$18.775	$5,632,500	$401.60
Interests in Post Properties, Inc. 401(k) Plan	(3)	—	—	—

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) on the basis of the high and low sales prices of Common Stock of Post Properties, Inc. (the “Company”) on the New York Stock Exchange on December 16, 2009.
(2)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plans as the result of any future stock splits, stock dividends or similar transactions.
(3)	Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold to the employee benefit plan described herein.

INTRODUCTION

Post Properties, Inc. (the “Company”) is filing this registration statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), 300,000 shares of the Company’s common stock, par value $.01 per share under the Post Properties, Inc. 401(k) Plan (the “Plan”), along with an indeterminate amount of interests to be sold or offered pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to eligible participants in the Plan, as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	The Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2009, June 30, 2009 and September 30, 2009;

(c)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2008; and

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A/A, dated March 3, 2009.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Copies of these filings and the documents required to be delivered pursuant to Rule 428(b) of the Securities Act may be obtained, without charge, by writing to or telephoning Post Properties, Inc. at 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, Attention: Corporate Secretary, telephone number (404) 846-5000.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being offered by this prospectus will be passed upon for us by King & Spalding LLP. Herschel M. Bloom, a senior counsel of King & Spalding LLP, is a director of the Company.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statute, the Company’s Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws.

The indemnification section of Part 5 of Article 8 of the Georgia Business Corporation Code (the “GBCC”) States:

14-2-850. PART DEFINITIONS.

As used in this part, the term:

(1) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(2) “Director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

(3) “Disinterested director” means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

(A) A party to the proceeding; or

(B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(4) “Expenses” includes counsel fees.

(5) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(6) “Official capacity” means:

(A) When used with respect to a director, the office of director in a corporation; and

(B) When used with respect to an officer, as contemplated in Code Section 14-2-857, the office in a corporation held by the officer.

Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(7) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(8) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY.

(a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

(1) Such individual conducted himself or herself in good faith; and

(2) Such individual reasonably believed:

(A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

(B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

(c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

(d) A corporation may not indemnify a director under this Code section:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. MANDATORY INDEMNIFICATION.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

(2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

(b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this Code section shall be made:

(1) By the board of directors:

(A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

(B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

(1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification or advance for expenses under this part; or

(2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (1) of subsection (a) of this Code section, it shall also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (2) of subsection (a) of this Code section, it may also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses.

(c) The court may summarily determine, without a jury, a corporation’s obligation to advance expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

(a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

(b) The determination shall be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in paragraph (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION.

(a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

(b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

(1) For any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

(2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

(3) For the types of liability set forth in Code Section 14-2-832; or

(4) For any transaction from which he or she received an improper personal benefit.

(c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

(2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

(A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

(C) The types of liability set forth in Code Section 14-2-832; or

(D) Receipt of an improper personal benefit.

(b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

(d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE

A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART

(a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855.

(b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

(c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

(d) This part shall not limit a corporation’s power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

(e) Except as expressly provided in Code Section 14-2-857, this part shall not limit a corporation’s power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

(f) Any provision in a corporation’s articles of incorporation or bylaws or in a resolution adopted or contract approved by its board of directors or shareholders that obligates the corporation to provide indemnification to the fullest extent permitted by law shall, unless such provision or another provision in the corporation’s articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders expressly provides otherwise, be deemed to obligate the corporation:

(1) To advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law; and

(2) To indemnify directors to the fullest extent permitted in Code Section 14-2-856, provided that such provision is duly authorized as required in subsection (a) of Code Section 14-2-856, and to indemnify officers to the fullest extent permitted in paragraph (2) of subsection (a) and subsection (b) of Code Section 14-2-857.

Articles of Incorporation of Post Properties, Inc., as amended

As permitted by the GBCC, the Company’s Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Articles of Incorporation further provides that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.

Bylaws of Post Properties, Inc.

Under Article VI of the Company’s Bylaws and certain agreements entered into by the Company, the Company is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer against liability (as defined in the GBCC), incurred in the proceeding, if he acted in good faith and, while acting in an official capacity as a director or officer, acted in a manner he reasonably believed to be in the best interest of the Company, and in all other cases, acted in a manner he reasonably believed was not opposed to the best interest of the Company, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

(a) Such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the Company as authorized by Section 14-2-202(b)(4) of the GBCC; and

(b) Such person furnishes the Company a written undertaking, executed personally on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI of the Company’s Bylaws are not exclusive of any other right which any person may have under any statute, provision of the Company’s Articles of Incorporation, provision of the Company’s Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Indemnification Agreements between Post Properties, Inc. and Directors and Certain Officers

The Company has entered into indemnification agreements with its directors and certain officers providing contractual indemnification by the Company to the maximum extent authorized by law.

Directors and Officers Insurance

In addition, the Company’s directors and officers are insured against damages from actions and claims incurred in the course of their duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

5.1	Opinion of King & Spalding LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

The undersigned registrant hereby undertakes that it will submit the plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 18th day of December, 2009.

POST PROPERTIES, INC.

By:	/S/ DAVID P. STOCKERT
David P. Stockert
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors and executive officers of Post Properties, Inc., do hereby constitute and appoint David P. Stockert and Sherry W. Cohen and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 18th day of December, 2009.

Signature	Title

/S/ ROBERT C. GODDARD, III	Chairman of the Board
Robert C. Goddard, III

/S/ DOUGLAS CROCKER II	Vice Chairman of the Board
Douglas Crocker II

/S/ DAVID P. STOCKERT	President, Chief Executive Officer and a Director (Principal Executive Officer)
David P. Stockert

/S/ CHRISTOPHER J. PAPA	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher J. Papa

/S/ ARTHUR J. QUIRK	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Arthur J. Quirk

/S/ HERSCHEL M. BLOOM	Director
Herschel M. Bloom

/S/ WALTER M. DERISO, JR.	Director
Walter M. Deriso, Jr.

/S/ RUSSELL R. FRENCH	Director
Russell R. French

/S/ DALE ANNE REISS	Director
Dale Anne Reiss

/S/ STELLA F. THAYER	Director
Stella F. Thayer

/S/ RONALD DE WAAL	Director
Ronald de Waal

Pursuant to the requirements of the Securities Act of 1933, the Post Properties, Inc. 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on December 18, 2009.

POST PROPERTIES, INC. 401(K) PLAN

By:	Post Properties, Inc., plan administrator

	By:	/S/ DAVID P. STOCKERT
David P. Stockert
President and Chief Executive Officer